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                                                                   EXHIBIT 23(a)




The Board of Directors
Hawaiian Electric Company, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Hawaiian Electric Company, Inc. of our report dated January 24, 1997 (except as to paragraphs 10, 11 and 14 of note 11 of the notes to the consolidated financial statements, which are as of March 10, 1997), relating to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

In addition, we consent to incorporation by reference in the Registration Statement on Form S-3 of our reports dated January 25, 1996, relating to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows, and relating to the financial statement schedule of Hawaiian Electric Company, Inc., for each of the years in the three year period ended December 31, 1995, which reports are incorporated by reference and included, respectively, in the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A dated April 30, 1996, of Hawaiian Electric Company, Inc.



/s/KPMG Peat Marwick LLP

Honolulu, Hawaii
March 13, 1997